Exhibit 99.1

(GenTek logo omitted)


NEWS RELEASE

Contact: Richard Wool: 212-573-6100
         Richard_Wool@Sitrick.com



                        GenTek Receives Court Approval
            of Disclosure Statement and Solicitation of Plan Votes;
                      Confirmation Hearing Set for Oct. 7

PARSIPPANY, N.J., Aug. 27, 2003 - GenTek Inc. (OTC Bulletin Board: GNKIQ), a

diversified manufacturer of telecommunications and other industrial products,

announced today that the United States Bankruptcy Court for the District of

Delaware issued an order approving the Disclosure Statement with respect to its

Plan of Reorganization. The Court's action indicates that GenTek's Disclosure

Statement contains adequate information for parties in interest to vote on the

Plan. The Bankruptcy Court also authorized GenTek to begin soliciting votes with respect to the Plan from those of its pre-petition creditors who are entitled to vote. A confirmation hearing on the Plan has been scheduled for Oct. 7.


     GenTek's Plan reflects an agreement as to the principal terms of a consensual reorganization reached with its senior secured lenders and its official committee of unsecured creditors, each of which groups is recommending that parties in interest vote to approve the reorganization plan. Modifications and amendments to the previously filed reorganization plan made with the support of the senior secured lenders and the official committee reflect a reduction in the aggregate, funded debt upon emergence from approximately $380 million to

$280 million.

     "We are extremely pleased that the Court has approved our Disclosure

Statement," said Richard R. Russell, President and Chief Executive Officer of

GenTek. "For more than a year we have worked closely with our principal creditor groups to develop a Plan that will maximize value for all stakeholders. With the strong support of our secured lenders and the unsecured creditors committee,

GenTek is now positioned to emerge from Chapter 11 as a significantly stronger competitor with substantially reduced leverage."

     The Plan is subject to supplementation, modification and amendment prior to confirmation. The description of the Plan contained herein is qualified in its entirety by reference to the Plan.


About GenTek Inc.
-----------------
     GenTek Inc. is a diversified manufacturer of telecommunications and other industrial products. Additional information about the company is available on GenTek's Web site at www.gentek-global.com.

     This announcement includes forward-looking statements. GenTek has based these forward-looking statements on its current expectations and projections about future events. Although GenTek believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. GenTek undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Further information on factors that could affect GenTek's financial and other results is included in the company's Forms 10-Q and 10-K filed with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.




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